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December 1, 2006

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549
Attention:  Alison White, Esq.

      Re:   BB&T Variable Insurance Funds (File Nos. 333-121205 and 811-21682):
            Registration Statement on Form N-14_(Registration No. 333-138725)
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Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, the undersigned hereby requests that the effective date for its Registration Statement on Form N-14 referenced above be accelerated so that it will become effective at 5:00 p.m. Washington, D.C. time on December 15, 2006 or as soon as practicable thereafter.





                                          Very truly yours,

                                          BB&T VARIABLE INSURANCE FUNDS



                                          By:   /s/ James T. Gillespie
                                                -------------------------
                                          Name:     James T. Gillespie
                                          Title:    Vice President